FIELDPOINT PETROLEUM CORPORATION
2003 Guidance and 04 Goals

Austin, Texas...February 10, 2004 FieldPoint Petroleum Corporation (OTC Electronic Bulletin Board:FPPC) announces that it expects year-end revenues to be approximately $2,300,000 and year- end earnings to come in at approximately $150,000 or $.02 per share. As of today the company has $1.5 million in cash, approximately $5.1 million in assets and $3,400,000 in net tangible assets.

Two of the company's goals for 2004 are to acquire additional oil and gas properties and to position the company for listing on the American stock exchange. Commenting on the company's efforts Ray D. Reaves, FieldPoint's president stated, "We are presently reviewing various acquisition targets that could allow the company to economically expand and enhance our financial performance."

FieldPoint Petroleum Corporation (OTCBB: FPPC) is engaged in oil and gas exploration, production and acquisition, primarily in Oklahoma, Texas and Wyoming. The Company's business strategy is to continue to expand its reserve base and increase production and cash flow through the acquisition and development of low risk producing oil and gas properties which offer the opportunity for moderate to high returns on investment. Additional information about FieldPoint Petroleum Corporation may be obtained by contacting the Company's President, Ray D. Reaves, at (512) 250-8692 or by visiting the Company's web site at www.fppcorp.com.

Safe Harbor for forward-looking statements: This release contains certain forward-looking statements within the meaning of the Federal Securities Laws. Such statements are based on assumptions that the Company believes are reasonable, but which are subject to a wide range of uncertainties and business risks. In addition, the Company's future crude oil and natural gas production is highly dependent upon the Company's level of success in acquiring or finding additional reserves. Factors that could cause actual results to differ from those anticipated are discussed in the Company's periodic filings with the Securities and Exchange Commission (at www.sec.gov), including its Annual Report on Form 10-KSB for the year ended December 31, 2002.